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FORM 4
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[X] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
                         Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Carr           Sam           H.
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    (Last)         (First)       (Middle)

    6811 E. Mescal Street
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    (Street)

    Scottsdale    AZ              85254
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    National Scientific Corporation; NSCT.OB
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3.  I.R.S. Identification
    Number of Reporting
    Person, if an entity
    (Voluntary)


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4.  Statement for Month/Day/Year

    1/17/2003
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5.  If Amendment,
    Date of Original
    (Month/Day/Year)


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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [ ] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)

    Former Chief Financial Officer
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
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       TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security    2. Trans-    2A. Deemed      3. Trans-      4. Securities Acquired (A)
   (Instr. 3)              action        Execution      action         or Disposed of (D)
                           Date          Date,          Code           (Instr. 3, 4 and 5)
                           (Month/       if any        (Instr. 8)
                           Day/          (Month/       ----------      --------------------------
                           Year)         Day/                                    (A) or
                                         Year)         Code    V       Amount    (D)      Price

-------------------------------------------------------------------------------------------------
NSCT Common Stock         1/17/2003      N/A           J(1)    V       250,000   A        (1)
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
5. Amount of            6. Ownership         7. Nature of
   Securities              Form                 Indirect
   Beneficially            Direct (D)           Beneficial
   Owned                   or                   Ownership
   Following               Indirect (I)         (Instr. 4)
   Reported                (Instr. 4)
   Transaction(s)
   (Instr. 3 and 4)
-------------------------------------------------------------------------------------------------
   250,000                 D                    N/A
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

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              Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                     (e.g., puts, calls, warrants, options, convertible securities)
================================================================================================================
1. Title of Derivative Security  2. Conver-   3. Trans-     3A. Deemed    4. Transac-     5. Number of Deriv-
   (Instr. 3)                       sion or      action         Execution    tion            ative Securities
                                    Exercise     Date           Date, if     Code            Acquired (A) or
                                    Price of     (Month/        any          (Instr. 8)      Disposed of (D)
                                    Deri-        Day/           (Month/                      (Instr. 3,4, and 5)
                                    vative       Year)          Day/         -----------     -------------------
                                    Security                    Year)        Code    V         (A)        (D)
----------------------------------------------------------------------------------------------------------------
Common Stock Warrants               $0.30       01/17/2003      N/A          J(1)    V         100,000    N/A
----------------------------------------------------------------------------------------------------------------
Common Stock Options                $1.84       12/01/2000      N/A          A       V          50,000    N/A
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Common Stock Options                $1.84       12/01/2000      N/A          A       V         450,000    N/A
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Common Stock Options                $0.46       12/01/2000      N/A          A       V         100,000    N/A
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Common Stock Options                $2.00       01/12/2001      N/A          A       V          75,000    N/A
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Common Stock Options                $3.00       01/24/2001      N/A          A       V          75,000    N/A
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Common Stock Options                $0.25       01/16/2002      N/A          A       V         300,000    N/A
================================================================================================================

6. Date Exer-          7. Title and Amount of        8. Price   9.  Number       10. Ownership    11. Nature
   cisable and            Underlying Securities         of          of Deriv-        Form of          of
   Expiration             (Instr. 3 and 4)              Deriv-      ative            Deriv-           Indirect
   Date                                                 ative       Securities       ative            Beneficial
   (Month/Day/                                          Secur-      Bene-            Securities:      Ownership
    Year)                                               ity         ficially         Direct           (Instr. 4)
   -----------------      -----------------------       (Instr.     Owned            (D) or
   Date      Expira-                    Amount or       5)          Following        Indirect
   Exer-     tion            Title      Number of                   Reported         (I)
   cisable   Date                       Shares                      Trans-           (Instr. 4)
                                                                    action(s)
                                                                    (Instr. 4)
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
  01/17/2003 12/31/2004   Common Stock  100,000         (1)         100,000           D
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  12/01/2000 12/01/2010   Common Stock   50,000        N/A           50,000           D
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  12/01/2000 12/01/2010   Common Stock  450,000        N/A          450,000           D
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  12/01/2000 12/01/2010   Common Stock  100,000        N/A          100,000           D
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  01/12/2001 01/12/2011   Common Stock   75,000        N/A           75,000           D
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  01/24/2001 01/24/2011   Common Stock   75,000        N/A           75,000           D
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  01/16/2002 01/16/2012   Common Stock  300,000        N/A          300,000           D
================================================================================================================

Explanation of Responses:

(1) In conjunction with a private placement by National Scientific Corporation, the Reporting Person received 250,000 shares of Common Stock and 100,000 Warrants to purchase Common Stock on January 17, 2003, in exchange for the forgiveness of $10,000 in debt owed by the Company to the Reporting Person.





                           /s/ Sam H. Carr                         01/17/2003
                           -------------------------------      ---------------
                           **Signature of Reporting Person            Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure



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